Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 12, 2016, among SanDisk Technologies, Inc. (the “New Guarantor”), a subsidiary of Western Digital Corporation, a Delaware corporation (the “Issuer”), HGST, Inc., WD Media, LLC, Western Digital (Fremont), LLC and Western Digital Technologies, Inc. (together, the “Existing Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”) dated as of April 13, 2016, providing for the issuance of 10.500% Senior Unsecured Notes due 2024 (the “Notes”);

WHEREAS Section 4.11 of the Original Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Original Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.            Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Original Indenture and to be bound by all other applicable provisions of the Original Indenture and the Notes.

2.            Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3.            Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.            Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

5.            Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

6.            Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SANDISK TECHNOLOGIES, INC.

By:	/s/ Michael Ray
Name: Michael Ray
	Title:	Secretary

WESTERN DIGITAL CORPORATION

By:	/s/ Michael Ray
Name: Michael Ray
	Title:	Executive Vice President, Chief Legal Officer and Secretary

HGST, INC.
WD MEDIA, LLC
WESTERN DIGITAL (FREMONT), LLC
WESTERN DIGITAL TECHNOLOGIES, INC.

By:	/s/ Michael Ray
Name: Michael Ray
	Title:	Secretary of HGST, Inc.
Secretary of WD Media, LLC
Vice President and Secretary of Western Digital (Fremont), LLC
Executive Vice President, Chief Legal Officer and Secretary of Western Digital Technologies, Inc.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

[Signature Page to Supplemental Indenture (Unsecured)]